Exhibit 4(11)

DATED                                                   2001

S E R V I C E
A G R E E M E N T

(1)      EIDOS PLC

(2)      MICHAEL PATRICK McGARVEY

MANCHES
Aldwych House
81 Aldwych
London WC2B 4RP
Tel: 0171 404 4433
Fax: 0171 430 1133

REF: JEA/RGY/206364

THIS AGREEMENT is made on the 30th day of May 2001

BETWEEN

(1)	EIDOS PLC ("the Company") of Wimbledon Bridge House, 1 Hartfield Road, London SW19 3RU; and

(2)	MICHAEL PATRICK McGARVEY ("the Executive") of 38 Roehampton Gate, London SW15 5JS

1.	Interpretation

	(a)	In this Agreement the following words and expressions shall have the following meanings:

		"Associated Company"	a company which is from time to a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company;

		"the Board"	the Board of Directors from time to time of the Company including any committee of the Board duly appointed by it;

		"Control"	holding or aggregate holding or aggregate holdings (which includes the aggregate holdings of persons acting in concert) of shares carrying 50% or more of the voting rights of the Company;

		"subsidiary" and "holding company"	the meanings respectively ascribed thereto by Section 736 of the Companies Act 1985.

	(b)	References in this Agreement to statutes shall include any statute modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same.

	(c)	Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement.

2.	Appointment

The Company hereby appoints the Executive and the Executive agrees to serve as Chief Executive Officer of the Company.

3.	Term

	(a)	The Executive's appointment hereunder commenced on 1st November 2000 and, subject to the other Clauses regarding termination contained in this Agreement, shall continue until terminated by either party giving to the other not less than twelve months' prior written notice.

	(b)	The Executive's continuous period of employment shall be deemed to have commenced on 1st March 1994.

	(c)	The Company shall be entitled at its absolute discretion to terminate the Executive's employment on no notice or less than full notice and to pay basic salary due under Clause 7(a) hereof and procure the exercise of discretions under the Scheme in accordance with Clause 12(b) hereof in lieu of any period of notice.

	(d)	During any period of notice, the Company may, at its absolute discretion and for a maximum period of six months, require the Executive either to remain away from work on paid leave, or provide the Executive with alternative work of a broadly similar nature to the work he normally performs.

4.	Powers, Duties and Working Hours

	(a)	During the continuance of his employment, the Executive shall:

		(i)	unless prevented by ill health or other unavoidable cause, devote the whole of his working time and attention and abilities to his duties;

		(ii)	well and faithfully serve the Company and its Associated Companies to the best of his ability and carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Company and its Associated Companies;

		(iii)	exercise such powers and perform such duties in relation to the business of the Company (and/or of its Associated Companies) as may from time to time be vested in or assigned to him by the Board. Such powers and duties may exceptionally fall outside the normal ambit of the Executive's position but will not be duties inappropriate to the Executive's status;

		(iv)	comply with all reasonable requests and directions from time to time given to him by the Board and comply with all rules and regulations from time to time laid down by the Company concerning its employees which are consistent with this Agreement, including the Company's Code of Conduct on share dealing in force from time to time;

		(v)	work at the Company's offices at Wimbledon Bridge House, 1 Hartfield Road, London, SW19 3RU or at such other location in the United Kingdom as the Company shall reasonably require from time to time, whether on a permanent or temporary basis; and

		(vi)	travel to such places (whether within or outside the United Kingdom) in such manner and on such occasions as the Company may from time to time reasonably require.

	(b)	(i)	The Executive's normal working hours shall be such hours as are appropriate to his position together with such additional hours as may be necessary for the proper performance of the Executive's duties. No payment will be made for any additional hours worked by the Executive.

		(ii)	The Executive recognises that on account of his autonomous decision taking powers, the duration of his working time is not measured or predetermined and he therefore falls within the exemption set out in Regulation 20 of the Working Time Regulations 1998 ("the Regulations") and is thereby excluded from such Regulations as are referred to in Regulation 20. Notwithstanding the understanding of the parties that the Executive is an employee in respect of whom the said Regulation 20 applies, the Executive agrees that if that understanding is incorrect, he hereby opts out of the 48-hour weekly limit in Regulation 4, and that if he wishes to withdraw from that opt out, he will give three months' notice in writing to that effect.

5.	Reporting

The Executive shall report to the Board (or such person as the Board may from time to time nominate) and shall at all times keep the Board (or such person) fully informed of his activities and shall promptly provide such information and explanations as may be requested from time to time by the Board (or such person).

6.	Associated Companies

The Executive shall hold such offices of the Company and of any Associated Company for such periods as the Company may require but such offices shall not release the Company from its obligations under this Agreement.

7.	Remuneration

(a) The Company will pay the Executive salary at the rate of £332,400 per annum and it is agreed that his salary shall increase to £412,400 per annum with effect from 1st April 2002. His salary will be paid in equal monthly instalments at the end of each month. Such salary shall accrue on a daily basis and is inclusive of any fee to which the Executive may be entitled as a member of the Board or representative of the Company and any Associated Company, howsoever arising. The Board will review the Executive's salary from time to time.

(b) Subject always to the discretion of the Board and to the rules of the Plan from time to time in force, the Executive shall be entitled to participate in the Company's Long Term Incentive Plan.

(c) Subject always to the absolute discretion of the Board, the Executive may be entitled to receive an annual profit related bonus. The payment of such bonus is conditional upon the Executive remaining employed by the Company and not having given or received notice of termination on or before the date upon which the bonus is due to be paid.

(d) The Company shall be entitled to deduct from the Executive's remuneration all sums from time to time owing from the Executive to the Company or any Associated Company, howsoever arising.

8.	Expenses

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out-of-pocket expenses reasonably incurred by him in the proper performance of his duties, subject to his compliance with the Company's then current guidelines relating to expenses and to production, if required, of receipts and vouchers.

9.	Company Car

(a) The Company may, at the discretion of the Board, provide the Executive with a motor car. If so provided, the Company shall bear the cost of insuring, testing, taxing, repairing and maintaining it and shall reimburse the Executive for the cost of fuel properly incurred during business mileage. The Company shall also reimburse the Executive for fuel consumed by the vehicle in relation to private mileage in the United Kingdom. The Executive shall take good care of the vehicle and procure that the provisions and conditions of any policy of insurance relating thereto are observed in all respects and shall comply with all regulations of the Company relating to Company cars.

	(b)	Alternatively, the Company may, at the discretion of the Board, pay the Executive a car allowance. If payable, the car allowance will be paid monthly (less statutory deductions) together with the Executive's salary.

10.	Pension

	(a)	The Executive will be entitled to participate in the Group Private Pension Plan ("the Pension Plan"). The Company and the Executive shall contribute to the Pension Plan at such rate as is set by the Board from time to time.

	(b)	No contracting-out certificate is in force in respect of the employment under this Agreement.

11.	Insurance Benefits

Subject always to the rules of each scheme from time to time in force and to the Executive's health not being such as to prevent the Company from being able to obtain cover on reasonable terms, the Company will provide the Executive with the following benefits:

	(a)	private medical insurance for the benefit of the Executive and his spouse and unmarried dependant children under the age of 18. The scale of cover and any applicable exclusions will be notified to the Executive from time to time;

	(b)	life assurance cover based on 4 times the Executive's annual salary;

	(c)	permanent health insurance. The provision of permanent health insurance is without prejudice to the Company's right to terminate the Executive's employment pursuant to Clause 19(a) of this Agreement; and

	(d)	critical illness insurance. The provision of critical illness insurance shall be without prejudice to the Company's right to terminate the Executive's employment in accordance with Clause 19(a) of this Agreement.

12.	Share Options

	(a)	Subject to the discretion of the Board and to the rules of the Scheme from time to time in force, the Executive will be entitled to participate in the Employee Share Option Scheme ("the Scheme") of the Company.

	(b)	Subject always to the rules of the Scheme from time to time, if the Company unlawfully terminates your employment (including circumstances in which you are constructively dismissed) the Company shall forthwith upon termination procure that such discretions are exercised in your favour under the Scheme to allow you to exercise any share options granted to you under the Scheme which would have become exercisable during the period of notice required under Clause 3(a) hereof.

13.	Holidays

	(a)	In addition to bank and other public holidays, the Executive shall be entitled in every calendar year to 30 working days' holiday. All holiday dates in excess of four consecutive working days must have the prior agreement of the Board. If in any calendar year the Executive is not employed for the complete year, his holiday entitlement will be calculated pro rata based on the completed months of service for the period of the year during which he had been employed.

	(b)	Holiday entitlement not taken by the end of the calendar year cannot be carried forward into the next calendar year.

	(c)	On the termination of employment, the Executive shall be entitled to pay in lieu of any accrued and outstanding holiday entitlement in respect of that calendar year or shall be required to repay to the Company pay for holiday taken in excess of his actual entitlement.

14.	Incapacity

	(a)	If the Executive is absent from work due to illness or accident, he shall notify the Company Secretary's office as soon as possible and if this incapacity continues for five or more consecutive days he shall submit a doctor's certificate to the Company on the sixth day and weekly thereafter. Immediately following his return, the Executive shall complete a Self-Certification Form detailing the reason for his absence.

	(b)	Without prejudice to the right to terminate this Agreement pursuant to Clause 19(a), if the Executive is absent from work due to illness or accident duly notified and certified in accordance with Clause 14(a), (subject always to the rules on Statutory Sick Pay), any further payments will be at the sole discretion of the Board (or such person as it may nominate from time to time), although the Executive will usually receive his normal salary for the first 12 weeks of absence in any year.

	(c)	The Company may at its expense at any time require the Executive to submit to such medical examinations and tests by doctor(s) nominated by the Company and the Executive hereby authorises such doctor(s) to disclose to and discuss with the Company and its medical adviser(s) the results of such examinations and tests.

15.	Inventions and Improvements

	(a)	The Executive agrees that he has a special obligation to further the interests of the Company and its Associated Companies with respect to any Inventions (as defined in paragraph (h) below) created or discovered by him in the course of his employment with the Company.

	(b)	If the Executive creates or discovers or participates in the creation or discovery of any Inventions during his employment with the Company, the Executive shall promptly give to the Board details in writing of such Inventions and if such Inventions relate to or are capable of being used in the business for the time being carried on by the Company or any Associated Company, such Inventions shall be the absolute property of the Company and the Executive shall forthwith and from time to time both during his employment and thereafter at the request and expense of the Company:

		(i)	give and supply all such information, data, drawings and assistance as may be necessary to enable the Company (or any Associated Company) to exploit such Inventions to the best advantage;

		(ii)	execute all documents and do all things which may be necessary or desirable for obtaining copyright, patent or other protection for the Inventions in such parts of the world as may be specified by the Company or any Associated Company and for vesting the Inventions and such protections in the Company or as it may direct;

		(iii)	do nothing to harm or interfere with such Inventions or the media in which they are expressed; and

		(iv)	not directly or indirectly publish except with the Company's prior written consent (and in any case at all times complying with the Executive's obligations under Clause 17) any information relating to any such Inventions as aforesaid and on leaving employment, the Executive will promptly hand over to the Company all drawings, copy drawings, tables, notes, correspondence and other written printed or photographed matter in the Executive's possession or matter stored on disk or otherwise in the Executive's power or control relating to such Inventions and shall not retain any such documentation writing or disks.

(c)	The Executive irrevocably appoints the Company, in his name and on his behalf, to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or Company Secretary of the Company that any instrument or act falls within the authority conferred by this Clause shall be conclusive evidence that such is the case.

(d)	If during the term of this Agreement but outside the performance of his duties hereunder, the Executive creates or discovers or participates in the creation or discovery of any Inventions which do not relate to the performance of the Executive's duties and responsibilities hereunder, or to the business for the time being carried on by the Company or any Associated Company, the Company shall, subject only to the provisions of the Patents Act 1977 (if applicable), have the right to acquire for itself or its nominee the Executive's rights in the Inventions within six months after disclosure pursuant to Clause 15(b) on fair and reasonable terms to be agreed or settled by a single competent arbitrator as appointed by the Company.

(e)	The Executive waives all of his Moral Rights in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to the Inventions which are the property of the Company by virtue of this Clause 15.

(f)	Obligations and rights under this Clause shall continue in force after termination of this Agreement in respect of Inventions made or discovered during the Executive's employment under this Agreement and shall be binding upon his representatives.

(g)	Sums received by way of remuneration by the Executive shall be deemed to include any equitable remuneration to which the Executive might otherwise be entitled in respect of any of the foregoing provisions of this Clause or any matter referred to therein.

(h)	(i) In this Clause "Inventions" includes copyrights, letters patent, trade marks, service marks, designs, utility models, design rights, applications for registration or any of the foregoing and the right to apply for them in any part of the world, rental or lending rights, inventions, improvements to procedures, confidential information, know-how, and rights of like nature arising or subsisting anywhere in the world, in relation to all of the foregoing, whether registered or unregistered.

(ii) In this Clause, "Moral Rights" means Moral Rights as defined in United Kingdom legislation from time to time and include any rights of paternity, authorship or integrity, or to object to any distortion, mutilation or other modification of, or derogatory treatment in relation to any matter.

16.	Restrictions during Employment

The Executive shall not during the continuance of his employment hereunder, without the prior consent in writing of the Board (which will not be unreasonably withheld), either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee or otherwise howsoever engage in, carry on or be interested or concerned in any business but this does not preclude him from holding not more than 5% of any class of issued shares or other securities which are listed or dealt in on any recognised stock exchange by way of bona fide investment only.

17.	Secrecy

(a) In addition and without prejudice to the Executive's common law obligations to keep information secret, the Executive shall not (except for the purpose of performing his duties or unless ordered to do so by a Court) during his employment or after its termination, disclose or communicate and shall use his best endeavours to prevent the improper use, disclosure or communication of:

(i) any information of a confidential nature (whether regarding the business, accounts, finances, trading, software, knowhow, suppliers or otherwise howsoever) of:

(aa) the Company or any Associated Company; or

(bb) any client, or prospective client, of the Company or any Associated Company; or

(cc) any person or entity which shall have disclosed information to any member of the Company or any Associated Company;

(ii) any confidential report or research undertaken by or for the Company or any Associated Company during the course of his employment;

(iii) any information designated as confidential by the Company or any Associated Company or which to his knowledge has been supplied to the Company or any Associated Company subject to an obligation of confidentiality.

	(b)	The restrictions contained in this Clause shall cease to apply with respect to any information, confidential report or research which comes into the public domain otherwise than through an unauthorised disclosure by the Executive or a third party.

	(c)	In this Clause "information" and "confidential report or research" refer to information and confidential reports and research which come to the knowledge of the Executive during the course of his employment.

18.	Restrictions After Employment

	(a)	The Executive acknowledges that he is likely to obtain in the course of his employment with the Company and any Associated Company, knowledge of trade secrets, know-how, techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Associated Companies and their employees and clients, and in order to safeguard the goodwill of the Company and its Associated Companies in connection with its clients, suppliers and employees the Executive agrees to the restrictions set out in this Clause.

	(b)	The Executive hereby undertakes with the Company that (except with the prior written consent of the Board) during his employment and for a period of twelve months after its termination, whether by himself, his employees or agents or otherwise howsoever and whether on his own behalf or for any other person, firm or company, he will not:

(i) entice solicit or endeavour to entice or solicit away from the Company or any Associated Company any officer, employee or consultant to the Company or any Associated Company with whom the Executive had material dealings during the course of his employment and who had access to confidential information belonging to the Company or any Associated

Company (provided that this Clause shall not prevent the Executive from employing general administrative staff of the Company or any Associated Company);

(ii)	employ or engage in business with any officer, employee or consultant to the Company or any Associated Company with whom the Executive had material dealings during the course of his employment and who had access to confidential information belonging to the Company or any Associated Company (provided that this Clause shall not prevent the Executive from employing general administrative staff of the Company or any Associated Company);

(iii)	interfere or seek to interfere with the supply to the Company or any Associated Company of any services by any supplier who during the period of twelve months immediately preceding such termination shall have supplied services to the Company or any Associated Company and with whom the Executive has had business dealings, nor will he interfere or seek to interfere with the terms on which such supply during such period as aforesaid has been made;

(iv)	entice, solicit or endeavour to entice or solicit away from the Company or any Associated Company the business of any person, firm or company who during the period of twelve months preceding the date of such termination (or, if shorter, the period of the Executive's employment with the Company) was a client of the Company or any Associated Company with whom the Executive had contact as an employee of the Company.

For the purposes of this sub-clause "client" shall include any third party with whom the Company or any Associated Company was (during the said period) in negotiation in respect of the provision of services or to whom the Company or any Associated Company had (during the said period) made or been requested to make an offer to provide services;

(v)	accept custom or engage in business with any person, firm or company who, during the period of 12 months preceding the date of such termination (or, if shorter, the period of the Executive's employment with the Company) was a client of the Company or any Associated Company with whom the Executive had contact as an employee of the Company. This restriction only applies in respect of the provision to the said clients of goods or services the same or substantially similar to those provided to the clients by the Company or any Associated Company; or

		(vi)	carry on or be concerned in or connected with any business or concern which, as at the date of termination, is similar to or which competes with any business carried on by the Company or any Associated Company with which the Executive was materially involved in the period of 12 months prior to the termination of his employment.

	(c)	The period of the restrictions set out in sub-clause (b) above shall be reduced by any period during which the Company requires the Executive to remain at home pursuant to clause 3(d) above.

	(d)	Each of the restrictions aforesaid constitutes an entirely separate, severable and independent restriction on the Executive.

	(e)	While the restrictions aforesaid are considered by both parties to be reasonable in all circumstances, it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or the area dealt with thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

19.	Termination

	(a)	If the Executive:

		(i)	is adjudged bankrupt or enters into any composition or arrangement with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986; or

		(ii)	commits any act of dishonesty whether relating to the Company, any Associated Company, an employee or otherwise; or

		(iii)	is guilty of any misconduct or commits any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise) or refuses or neglects to comply with any lawful orders or directions; or

	(iv)	is guilty of any conduct tending in the reasonable opinion of the Board to bring himself, the Company or any Associated Company into disrepute; or

	(v)	(notwithstanding the provision of Critical Illness Insurance and/or Permanent Health Insurance as set out above), is or becomes incapacitated from any cause whatsoever from efficiently performing his duties under the Agreement for more than 13 consecutive weeks or for an aggregate of 100 days in any period of twelve months; or

	(vi)	shall be or become of unsound mind or be or become a patient for any purpose of any statute relating to mental health; or

	(vii)	shall fail, in the reasonable opinion of the Board, to perform his duties competently; or

	(viii)	shall be or become prohibited by law from being a Director;

then the Company shall be entitled by notice in writing to the Executive to terminate his employment under this Agreement forthwith. The provisions of this Clause are without prejudice to any rights which the Company may have at common law to terminate the employment of the Executive on the grounds of the breach by the Executive of his obligations as an employee.

(b)	The Agreement shall automatically terminate on the Executive's 65th birthday.

(c)	Upon the termination of the Executive's employment for whatever reason, the Executive shall immediately tender his resignation from all offices (including directorships) he holds in the Company and in any Associated Company without prejudice to any other rights accruing to either party hereto and without claim for compensation.

(d)	After the termination of the Executive's employment under this Agreement he shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any Associated Company, or use for trade or other purposes the name of the Company or any Associated Company or any name capable of confusion therewith.

(e)	The termination of the Executive's employment under this Agreement for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

20.	Return of Company Property

Unless otherwise agreed in writing with the Company, the Executive shall promptly whenever requested by the Company or any Associated Company and in any event upon the termination of his employment (however and whenever such termination occurs), deliver to the Company (or as otherwise directed by the Company) all motor cars, credit cards, keys and passes, equipment, lists of clients and customers, address lists, address books, computer discs and software, correspondence, documents, books, papers, files, records and reports and other property or material of or relating to the business of the Company and any Associated Company or their clients which may have come into his possession, custody or control in the course of or in consequence of his employment (and whether or not belonging to the Company or any Associated Company) and the Executive shall not be entitled to and shall not retain any copies thereof.

21.	Grievance and Disciplinary Procedure

(a) If the Executive wishes to seek redress of any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Board.

(b) The Company's disciplinary procedures from time to time in force shall apply to the Executive.

22.	Change of Control

At any time within six months following a change in Control of the Company (save in circumstances in which the Executive gains Control or is part of a group of persons who acting in concert gain Control of the Company) the Executive shall be entitled to serve one month's written notice to terminate his employment and to receive a payment of £350,000. It is recognised that this payment represents pre-agreed liquidated damages and reflects a genuine pre-estimate of the loss that would otherwise be suffered by the Executive, and that the Executive is not required to mitigate his loss in relation to these pre-agreed liquidated damages.

23.	General

(a) No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(b) The Executive hereby irrevocably and by way of security appoints the Company and each Associated Company now or in the future existing to be his attorney in his name and on his behalf and as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement (and in particular, but without limitation, Clause 15(c)) and the Executive hereby agrees forthwith on the request of the Company or any Associated Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

24.	Notices

(a) Any notice or other communication given or made under this Agreement shall be in writing and may be delivered to the relevant party or sent by first class prepaid letter or facsimile to the address of that party specified in this Agreement or to that party's facsimile number thereat or such other address or number as may be notified by that party from time to time for this purpose, and shall be effectual notwithstanding any change of address or number not so notified.

(b) Unless the contrary shall be proved, each such notice or communication shall be deemed to have been given or made and delivered, if by letter, 72 hours after posting and, if by delivery or facsimile, when respectively delivered or transmitted.

25.	Other Agreements

This Agreement supersedes all other agreements other than those expressly referred to in this Agreement whether written or oral between the Company or any Associated Company and the Executive relating to the employment of the Executive and the Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

26.	Governing Law

This Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the nonexclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.

IN WITNESS whereof this Agreement has been duly executed as a Deed the day and year first above written.

EXECUTED by	)
EIDOS PLC	)
as a Deed	)

..........................

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SIGNED as a Deed by	)
MICHAEL PATRICK McGARVEY	)
in the presence of:	)

Witness' signature:	..........................

Witness' name:	..........................

Witness' address:	..........................

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Witness' occupation:	..........................